Exhibit 99.5

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 16, 2022, is entered into by and among Spire Global, Inc., a Delaware corporation (the “Company”), each of the persons listed on Schedule A hereto (each, a “Public Warrant Holder”) and each of the persons listed on Schedule B hereto (each, a “Private Warrant Holder” and, together with the Public Warrant Holders, the “Warrant Holders,” and each, a “Warrant Holder”).

WHEREAS, as of the date hereof, (a) each Public Warrant Holder is the beneficial owner of warrants sold as part of the units in the initial public offering (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “Public Warrants”), and (b) each Private Warrant Holder is the beneficial owner of warrants issued in a private placement in connection with the closing of the IPO that have not become Public Warrants as a result of being transferred to any person other than permitted transferees (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”), in each case governed by the Warrant Agreement, dated as of September 9, 2020 (the “Warrant Agreement”), by and between the Company and American Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”);

WHEREAS, as of the date hereof, the Public Warrants are listed on The New York Stock Exchange under the symbol “SPIR.WS” and there are a total of 11,499,982 Public Warrants and 6,600,000 Private Placement Warrants outstanding;

WHEREAS, each Warrant entitles its holder to purchase one share of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) for a purchase price of $11.50, subject to certain adjustments;

WHEREAS, the Company is initiating an exchange offer (the “Exchange Offer”) pursuant to a registration statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission (as may be amended and supplemented, the “Registration Statement”) to offer all Warrant Holders the opportunity to exchange their Warrants for shares of Class A Common Stock, based on an exchange ratio of 0.2 shares of Class A Common Stock per Warrant and subject to other terms and conditions to be disclosed in the Registration Statement;

WHEREAS, concurrent with the Exchange Offer and as part of the Registration Statement, the Company is initiating a consent solicitation (the “Consent Solicitation”) to solicit the consent of the holders of the Public Warrants to amend (the “Warrant Amendment”), effective upon the completion of the Exchange Offer, the terms of the Warrant Agreement to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.18 shares of Class A Common Stock, which is a ratio of 10.0% less than the exchange ratio applicable to the Exchange Offer, subject to the terms and conditions to be disclosed in the Registration Statement; and

WHEREAS, as an inducement to the Company’s willingness to initiate the Exchange Offer and the Consent Solicitation, each Warrant Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.01 Agreement to Tender. Each Warrant Holder shall validly tender or cause to be tendered to the Company all Warrants beneficially owned by such Warrant Holder as of the date hereof, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever, pursuant to and in accordance with the terms of the Exchange Offer as described in the Registration Statement, no later than the scheduled or extended expiration time of the Exchange Offer at a ratio of 0.2 shares of Class A Common Stock per Warrant. For the avoidance of doubt, nothing in this Agreement shall restrict the Warrant Holder from acquiring additional Warrants subsequent to the date hereof and such additional Warrants shall not be subject to the terms of this Agreement.

Section 1.02 Agreement to Consent. Each Warrant Holder shall deliver to the Company its timely consent with respect to the Consent Solicitation with respect to all of such Warrant Holder’s Warrants in accordance with the terms and conditions of the Consent Solicitation as described in the Registration Statement.

Section 1.03 Ownership of Warrants. Each Warrant Holder represents and warrants to the Company, as of the date hereof and as of the date of tender of such Warrant Holder’s Warrants in accordance with this Agreement, that such Warrant Holder is the sole beneficial owner of the number of Warrants set forth opposite such Warrant Holder’s name on Schedule A or Schedule B hereto, as applicable, and has good and marketable title to such Warrants, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever (other than liens imposed under typical prime brokerage agreements and those restrictions imposed by applicable securities laws, this Agreement and the Warrant Agreement). Each Warrant Holder shall not transfer any Warrants owned by such Warrant Holder as of the date hereof to any person (other than the Company in connection with the Exchange Offer) unless such person acquiring such Warrants signs a joinder to this Agreement, in form and substance reasonably acceptable to the Company, agreeing to be bound by all terms and conditions of this Agreement.

Section 1.04 Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence the Exchange Offer and Consent Solicitation as soon as practicable, consistent with this Agreement, and agrees to take all steps necessary to update the Registration Statement as required by applicable laws and regulations, and that the Registration Statement, when declared effective, will comply with all applicable U.S. Securities and Exchange Commission requirements.

Section 1.05 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 1.06 Termination. This Agreement shall terminate as to all Warrant Holders (a) upon written notice to all the Warrant Holders by the Company, (b) upon the earlier of (i) the date the Company’s board of directors or a committee thereof determines to no longer pursue the Exchange Offer and the Consent Solicitation and (ii) January 16, 2023 and (c) if the Company fails to commence the Exchange Offer and Consent Solicitation by November 25, 2022.

Section 1.07 Warrant Holder Obligations Several and Not Joint. The obligations of each Warrant Holder hereunder shall be several and not joint, and no Warrant Holder shall be liable for any breach of the terms of this Agreement by any other Warrant Holder.

Section 1.08 Governing Law; Jurisdiction. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 1.09 Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

SPIRE GLOBAL, INC.

By:	/s/ Thomas Krywe
Name:	Thomas Krywe
Title:	CFO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PUBLIC WARRANT HOLDERS:

Castle Creek Strategies, LLC on behalf of the following holders:

CC Aribtrage, LTD
CC ARB West LLC

By:	/s/ Allan Weine
Name:	Allan Weine
Title:	Authorized Person

Skaana Management LP

By:	/s/ Daniel Katzner
Name:	Daniel Katzner
Title:	CIO, Managing Partner

LMR MASTER FUND LIMITED

By:	/s/ Shane Cullinane
Name:	Shane Cullinane
Title:	Chief Operating Officer, LMR Partners LLP, acting in its capacity as investment manager of LMR Master Fund Limited

LMR CCSA MASTER FUND LIMITED

By:	/s/ Shane Cullinane
Name:	Shane Cullinane
Title:	Chief Operating Officer, LMR Partners LLP, acting in its capacity as investment manager of LMR Master Fund Limited

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PRIVATE WARRANT HOLDERS:

JACK PEARLSTEIN

By:	/s/ Jack Pearlstein
Name:	Jack Pearlstein

ROBERT COLEMAN

By:	/s/ Robert Coleman
Name:	Robert Coleman